Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Parsley Energy, Inc.:

We consent to the use of our report dated March 11, 2015, with respect to the consolidated and combined balance sheets of Parsley Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Dallas, Texas

June 5, 2015